EXHIBIT 3.2

[GRAPHICS OMMITTED]

1. Name of Corporation: TVA, Inc.
                        ----------

2. The articles have been amended as follows (provide article numbers, if available)

   -See attached page-

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is unanimous.

4. Signature (Required)

/s/ illegible                           /s/  illegible
-----------------------               ------------------
President or Vice President            and General Counsel

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote in addition to the affirmative vote otherwise required, of the holders of shares as representing a majority of the voting power of each class or series effected by the amendment regardless of limitations or restriction son the voting power thereof.


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2.   The  articles  have  been  amended  as follows (provide article numbers, if available):

     Article  Four  (4)  FOURTH  ARTICLE  is  amended  to  read:

     The aggregate number of shares which the corporation shall have the authority to issue is one hundred million (100,000,000) shares each one of which shall have a par value of 0001

     Article  Five  (5)  FIFTH  ARTICLE  is  amended  to  read:

     The corporation shall have three (3) directors. The name and post office address of each director is as follows:

                    Howard  Birnbach
                    111  Great  Neck  Road
                    Great  Neck,  NY  11021

                    Arlene  Phipps
                    116-11  194th  Street
                    St.  Albans,  NY  11412

Andrea  Richardson
139-20 224th Street
Laurelton, NY 11413



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